Exhibit 10.5(p)

[FHN LOGO]

NOTICE OF GRANT

Management Stock Option

[Name of recipient]

Congratulations! You have been granted a management stock option to purchase shares of First Horizon National Corporation common stock as follows:

Date of Grant	—	April 20, 2007
Governing Plan	—	2003 Equity Compensation Plan
Option Price Per Share	—	$39.66
Total Number of Shares Granted	—
Vesting Date of First 50% of Shares	—	April 20, 2010
Vesting Date of Second 50% of Shares	—	April 20, 2011
Date Option Expires	—	April 20, 2014

Your management stock option award recognizes your leadership and performance within the organization. This option is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the term of this option.

This option is subject to possible early termination and forfeiture, even if vested, in accordance with the Plan and those Procedures and can result in a forfeiture of profit following exercise in certain circumstances as provided in the Plan (in particular, in Plan Section 6). As of the date of grant, those Procedures provide (among other things) that:

(a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable exercise date;

(b) however, if your termination of employment occurs because of your death, permanent disability, or retirement at age 65 or later, this option will continue to vest in accordance with the schedule set forth above and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the third anniversary of your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment; and

(c) if your termination of employment occurs because of your retirement (under our pension plan) before age 65, your then-unvested options will be forfeited immediately but your then-vested options will continue to be exercisable as provided in clause (b) as if you had retired at age 65.
This option is nonqualified, so that your exercise of this option is taxable. Your withholding and other taxes will depend upon the extent to which our stock value exceeds the option price on your exercise date.

Questions about your management stock option grant?

Important information concerning the Plan and this option award is contained in a prospectus. Copies of the current prospectus (including all applicable supple-ments) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your stock option grant or need a copy of the Governing Plan, related prospectus, exercise forms, or current administrative procedures for equity awards, contact your Employee Services Relationship Manager. For all your personal stock option information, visit the My Stock Options website in the Managing Your Money section of FirstNet.

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